SUB-ITEM 77Q1(g): Exhibits
                           SELIGMAN GROWTH FUND, INC.


AGREEMENT AND PLAN OF ACQUISITION AND LIQUIDATION

The Agreement and Plan of Acquisition and Liquidation in connection with the Registrant/Seligman Tax-Aware Fund merger was filed as part of the Form N-14/A filing for the Registrant on March 14, 2003.